Jamba, Inc. Announces Change in Stock Ownership, Significantly Reducing Preferred

Stock Dividend Payment

EMERYVILLE, Calif., September 6, 2012 – Jamba, Inc. (NASDAQ: JMBA) today announced that Mistral Equity Partners, who originally purchased 170,000 shares of the Company’s Series B-1 Preferred Stock in June of 2009 with its investment of $19.55 million at the time, has reduced their outstanding preferred share count by 75,000 shares by a conversion of such shares into shares of common stock and a sale of the common stock in the open market. This leaves Mistral Equity Partners with a balance of 22,649 in convertible preferred shares As a result, the Company will reduce its annual dividend expenses by approximately $0.7 million.

“This share sale has allowed us to significantly reduce our dividend payment as well as over-hang in the Company’s stock,” said James D. White, Chairman, President and CEO of Jamba, Inc. “We would like to take this opportunity to thank Mistral for their continued support and guidance.”

The convertible preferred stock is subject to redemption rights in June 2016 unless converted earlier and includes an 8% annual dividend. The preferred stock is convertible into common shares at a price of $1.15 per share. As a result of the reduction of preferred stock held by Mistral, the Company expects to reduce its number of Board seats by at least one, with one of the members appointed by Mistral to resign.

About Jamba, Inc.

Jamba, Inc. is a holding company which owns and franchises, on a global basis, Jamba Juice stores through its wholly-owned subsidiary, Jamba Juice Company is a leading restaurant retailer of better-for-you, specialty beverage and food offerings, which include great tasting, whole fruit smoothies, fresh squeezed juices and juice blends, teas, hot oatmeal, breakfast wraps, sandwiches and mini-wraps, California Flatbreads™, frozen yogurt, and a variety of baked goods and snacks. Jamba-branded products for at-home enjoyment are also available through select retailers across the nation and in Jamba outlets. As of July 3, 2012, there were 783 store locations globally, consisting of 305 Company-owned and operated stores (“Company Stores”) and 448 franchise-operated stores (“Franchise Stores”) in the United States and 30 international stores (“International Stores”). Fans of Jamba Juice can find out more about Jamba Juice's locations as well as specific offerings and promotions by visiting the Jamba Juice website at www.JambaJuice.com or by contacting Jamba’s Guest Services team at 1-866-4R-FRUIT (473-7848).

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact and any other estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement.  Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC.  Many of such factors relate to events and circumstances that are beyond the Company’s control.  You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Contact

For Jamba, Inc

Don Duffy, ICR

203.682.8200

investors@jambajuice.com